Exhibit 10.30
PROMISSORY NOTE

$ 14,900,000.00	April 27, 2006
     For value received, 2525 N WOODLAWN VSTRM WICHITA KS, LLC, a Delaware limited liability company, CI05 CLINTONVILLE WI LLC, a Delaware limited liability company and MSI05-3 LLC, a Delaware limited liability company, having an address at in care of Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102 (collectively “Maker”), promises to pay to the order of IXIS REAL ESTATE CAPITAL INC., a New York corporation, at its principal place of business at 9 West 57th Street, New York, New York 10019 (together with its successors and assigns “Payee”), or at such place as the holder hereof may from time to time designate in writing, the principal sum of FOURTEEN MILLION NINE HUNDRED THOUSAND and No/100 Dollars ($14,900,000.00), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding to be computed in the manner, at the times and, subject to the provisions of Section 2.2.2 of the Loan Agreement (as hereinafter defined), at the Interest Rate provided in that certain Loan Agreement (as amended, modified, restated, consolidated, replaced or supplemented from time to time, the “Loan Agreement”) dated as of the date hereof between Maker and Payee. Capitalized terms used but not defined herein shall have the respective meanings given such terms in the Loan Agreement.
     1. Payment Terms. Maker shall pay the Monthly Debt Service Payment Amount to Payee in the manner and at the times specified in Article 2 of the Loan Agreement, which payments shall be applied in the order of priority set forth in said Article 2. Maker shall also pay to Payee interest at the Default Rate, Late Payment Charges, the Yield Maintenance Premium, if any, and all other amounts due and payable as and when provided for in the Loan Agreement. The balance of the Principal, together with all accrued and unpaid interest thereon, and all other amounts payable to Payee hereunder, under the Loan Agreement and under the other Loan Documents shall be due and payable on the Maturity Date.
     2. Loan Documents. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith and is executed pursuant to the terms and conditions of the Loan Agreement. This Note is secured by and entitled to the benefits of the Mortgages and the other Loan Documents. Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Agreement and the other Loan Documents are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.
     3. Loan Acceleration; Prepayment. The Debt shall, without notice, become immediately due and payable at the option of Payee upon the happening of any Event of Default. This Note may not be prepaid except as otherwise expressly provided in, and subject to the terms and conditions, of the Loan Agreement.

     4. Revival. To the extent that Maker makes a payment or Payee receives any payment or proceeds for Maker’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the Bankruptcy Code or any other bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Maker hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Payee.
     5. Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.
     6. Waiver. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any Person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other Person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.
     7. Exculpation. It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 10.1 of the Loan Agreement.
     8. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.
     9. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, WHICH LAWS OF THE UNITED STATES OF AMERICA SHALL, TO THE EXTENT THE SAME PREEMPT SUCH STATE LAWS, GOVERN AND BE CONTROLLING.

     IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

MAKER:
2525 N WOODLAWN VSTRM WICHITA KS, LLC, a Delaware limited liability company
By:	/s/ Arthur S. Cooper
Name: Arthur S. Cooper
Its: Vice President

CI05 CLINTONVILLE WI LLC, a Delaware limited liability company
By:	/s/ Arthur S. Cooper
Name: Arthur S. Cooper
Its: Vice President

MSI05-3 LLC, a Delaware limited liability company
By:	/s/ Arthur S. Cooper
Name: Arthur S. Cooper
Its: Vice President